Exhibit 99.1

 Service Corporation International Reports Third Quarter 2004 Earnings of $.04
         Per Diluted Share, $.06 Per Diluted Share Before Special Items

     - Conference call to be webcast today at 9:00 a.m. central time

    HOUSTON, Nov. 8 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the world's largest funeral and cemetery company, today reported net income for the third quarter 2004 of $12.6 million and earnings per diluted share of $.04 compared to a net loss of $4.7 million or $.02 per diluted share in the same period of 2003. These results included litigation expenses, losses on dispositions, non-recurring other income and discontinued operations.
    SCI's third quarter earnings from continuing operations, excluding special items, were $19.3 million, or $.06 per diluted share. This compares to earnings of $12.7 million, or $.04 per diluted share in the third quarter of 2003. Earnings before special items in 2003 benefited from net income of $9.0 million or $.03 per diluted share from our French operations which were divested in March 2004. Improved profitability in North America was the catalyst for earnings growth in 2004 compared to 2003. See a reconciliation of earnings before special items to GAAP measures included in a separate section later in this press release.
    Gross profits from comparable North America funeral and cemetery businesses rose 33.2% or $16.7 million driven by cost reductions. This improvement was achieved despite a 2.6% decrease in revenues which were impacted by declines in other funeral revenues and anticipated decreased revenues associated with cemetery development projects.
    At September 30, 2004, total debt was $1.29 billion and cash on hand was $318.0 million. Total debt less cash on hand has been reduced by $485.8 million or 33.2% since December 31, 2003. There were no meaningful debt repayments during the third quarter of 2004. Free cash flow was down $8.6 million in the third quarter of 2004 compared to the third quarter of 2003 mainly due to a decrease in accounts receivable collections and the replacement of bonding with trust funding as our financial assurance mechanism for new preneed sales in Florida. On a year-to-date basis, free cash flow was $166.8 million, down $5.3 million from 2003, and on target to meet management's guidance of $200 to $245 million for the year. See our definition and calculation of free cash flow included in a separate section later in this press release.
    "I am pleased with our third quarter accomplishments," said Robert L. Waltrip, Chairman and Chief Executive Officer. "Our operating results showed significant gains from the prior period. These improved results reflect the determination of our management team and the efforts of SCI employees throughout the organization. We continue to generate substantial free cash flow and our cash on hand exceeds $300 million. With less than $140 million of debt maturing during the remainder of 2004 and 2005, we have significant flexibility to consider investments or capital structure related transactions that will create value for our share owners."
    "SCI delivered a solid operating performance in the third quarter," added Tom Ryan, President and Chief Operating Officer. "Both the funeral and cemetery segments showed significant increases in profits and margin expansion. We are especially pleased by the performance in our cemetery segment during the quarter where gross profits nearly doubled those in the year ago period. These improvements in North America are mainly the result of the initiatives undertaken in 2003 to reduce our costs and to improve our efficiency. We intend to maintain our focus on reducing our overall cost structure while also growing profitable revenues as we move ahead."

     North America Comparable Operating Results

                                Three Months Ended
                                   September 30,
                               --------------------
                                                      Increase
                                  2004       2003    (Decrease)   Percentage
                               ---------  ---------  ----------   ----------
                                          (Restated)
    Funeral
    -------
    Revenues                     $262.0     $265.2      $(3.2)      (1.2)%
    Gross Profits                 $44.3      $38.6       $5.7       14.8%
    Gross Margin                  16.9%      14.6%

    Funeral Services Performed   59,292     60,966     (1,674)      (2.7)%
    Average Revenue Per
     Funeral Service             $4,289     $4,174       $115        2.8%

    Preneed funeral sales
     production                   $89.4      $90.3      ($0.9)      (1.0)%

    Cemetery
    --------
    Revenues                     $127.7     $135.0      $(7.3)      (5.4)%
    Gross Profits                 $22.7      $11.7      $11.0       94.0%
    Gross Margin                  17.8%       8.7%

    Preneed cemetery sales
     production                   $66.4      $78.1     $(11.7)     (15.0)%

     In millions, except funeral services performed and average revenue per funeral service. Comparable financial information excludes operations that have been divested, acquired, or constructed during the period January 1, 2003 to September 30, 2004, and are meant to be reflective of "same store" results of operations.

     --  Funeral gross profits increased 14.8% to $44.3 million.
         - Funeral revenues were down $3.2 million or 1.2% predominantly due to a decrease in other funeral service revenues. Revenues from Kenyon, our disaster assistance subsidiary, declined $1.8 million, and we also experienced a $1.2 million decline in general agency revenues associated with insurance funded prearranged funeral sales.
         - Funeral gross profit improvement is primarily the result of reduced overhead and pension expenses, partially offset by the decline in the other funeral revenues described above. Funeral gross margin rose to 16.9% compared to 14.6% in the prior period.
         - Average revenue per funeral service grew 2.8%. We continue to see a strong positive trend in average revenue which is mainly a result of the expanded product and service offerings included in our Dignity Memorial(R) funeral and cremation plans.
         - The rate of selection of Dignity Memorial(R) plans increased to 17.2% compared to 16.6% in 2003.
         - Funeral case volume declined 2.7%, and is down 0.7% on a year-to-date basis which is consistent with management's guidance for the year.
         - Cremation rate increased to 39.8% versus 38.9% in the same period of 2003.
         -  Preneed funeral sales production declined 1.0% to $89.4 million.

     -- Cemetery gross profits nearly doubled, despite a 5.4% decline in revenues.
         - Cemetery gross profits increased $11.0 million and benefited from reductions in overhead costs, selling costs, and maintenance expenses. Cemetery gross margins climbed to 17.8% from 8.7%.
         - Cemetery revenue decreased primarily due to lower levels of revenues associated with cemetery development projects.
         - Preneed cemetery sales production was down 15.0% to $66.4 million, impacted by continued modifications to the sales compensation plan and to a lesser extent the hurricane-related issues that have plagued the Southeast where we have a significant presence.

     -- Field overhead and home office overhead, which are allocated to funeral and cemetery operations in North America, was reduced by $10.7 million or 28.3% as a result of initiatives undertaken in 2003 to improve the management structure and to reduce our fixed costs.

     Other Income and Expenses
     -- General and administrative expenses declined $27.5 million to $25.3 million due to a decrease in litigation expenses and system amortization costs.
         - In the third quarter of 2004, we recognized legal expenses (net of insurance recoveries) of $8.3 million compared to $32.0 million in 2003. Additionally, in 2003 we recognized $4.6 million of accelerated system amortization expense that is not included in 2004. Excluding these items in both periods, general and administrative expenses increased less than $1 million.
         - During the quarter we experienced increased professional fees of $1.8 million associated with Sarbanes-Oxley compliance and $1.3 million of increased non-cash long-term compensation expenses; however, these expenses were offset primarily by reductions in information technology and other expenses.

     -- Gains and impairment (losses) on dispositions, net was a net pretax loss of $3.3 million compared to a net pretax loss of $1.5 million in 2003. These net pretax losses in both periods are primarily associated with various dispositions in North America.

     -- Interest expense was $6.9 million lower in the third quarter of 2004 compared to the third quarter of 2003 primarily due to the debt extinguishments in the second quarter of 2004, including the early retirement of 6% notes due 2005, the repayment of 7.375% notes due 2004, and the conversion and redemption of 6.75 % convertible notes due 2008.

     -- Other income declined $6.6 million in the third quarter of 2004 compared to 2003. Contributing to this decrease was a decline of $2.8 million in interest income and a decline of $1.1 million in net foreign currency and other gains. Also, included in 2003 was a $2.6 million net gain from corporate investments.

     -- The effective tax rate in the quarter was 24.9% and was favorably impacted by a $2.4 million benefit resulting from a change in estimated 2003 federal tax liabilities. Due to this benefit and tax benefits realized from certain international dispositions, we expect the effective tax rate for the year will be 11% to 15%.

     -- The diluted weighted average number of shares increased by approximately 40 million shares in the third quarter of 2004 compared to 2003 mainly due to the conversion in June 2004 of our convertible senior notes which resulted in the issuance of approximately 32 million shares. The remaining share increase is related to dilutive outstanding stock options and our contribution of common stock to our 401 (k) retirement plan, partially offset by share repurchases.

    Share Repurchase Program
    In August 2004, we announced a share repurchase program authorizing the investment of up to $100 million to repurchase our common stock. As of October 31, 2004, we had repurchased approximately 9.5 million shares at a total cost of approximately $59.4 million. We plan to make purchases from time to time in the open market or through privately negotiated transactions, subject to acceptable market conditions and normal trading restrictions.


     NON-GAAP FINANCIAL MEASURES

    Free Cash Flow
    Free cash flow is a non-GAAP financial measure. We define free cash flow as cash flows from operating activities (adjusted for certain unusual items described below) less capital improvements deemed reasonably necessary to maintain our existing facilities in a condition consistent with company standards and to extend their useful lives. We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, expanding through strategic investments and repurchasing stock or paying dividends. Free cash flow is not reduced by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property inventory or the construction of funeral home facilities on SCI-owned cemeteries. Growth-oriented capital spending was $20.4 million in the nine months ended September 30, 2004 compared to $17.7 million in the same period of 2003.
    While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in our consolidated statement of cash flows attached to this press release.

    The following table provides a reconciliation between cash flows from operations and free cash flow, as defined.


     (In millions)              Three Months Ended      Nine Months Ended
                                   September 30,           September 30,
                                ------------------      ------------------
                                  2004       2003        2004        2003
                                --------   -------      -------     ------
    Cash Flows from Operations    $50.4      $59.9      $183.2      $303.6
    Less: Unusual Tax Refund        ---        ---         ---       (94.5)
    Add: Settlement of Significant
         Legal Matters, Net of
         Insurance Recoveries      (0.7)      21.1        (0.7)       25.1
    Add: Repayment of Insurance
         Policy Loan from
         Retirement Program        11.4        ---        11.4         ---
    Add: Frozen Cash Balance
         Pension Plan Contribution  ---        ---        20.0         ---
                                --------   -------      -------     ------
    Adjusted Cash Flows from
     Operations                   $61.1      $81.0      $213.9      $234.2

    Less: Capital Improvements
          to Maintain Existing
          Facilities              (14.8)     (26.1)      (47.1)      (62.1)
                                --------   -------      -------     ------
    Free Cash Flow                $46.3      $54.9      $166.8      $172.1
                                ========   =======      =======     ======


     --  Free cash flow in the quarter was down $8.6 million.
         - We did not own our former business in France in the third quarter of 2004. Free cash flow from French operations in the third quarter of 2003 was a use of cash of $3.5 million, consisting of $7.9 million in cash flows from operations less $11.4 million in maintenance capital improvement spending.
         - Free cash flow excluding our French operations was $46.3 million compared to $58.4 million. This decline of $12.1 million was due to a decrease in accounts receivable collections and increased trust deposits in Florida. In February 2004, we began to trust monies associated with new preneed contracts in Florida in lieu of surety bonding. Net deposits to preneed funeral and cemetery trusts for new sales in Florida were $5.8 million in the third quarter of 2004. No deposits to preneed funeral and cemetery trusts were made in 2003, as we used surety bonding as our financial assurance mechanism in that year.

     --  Free cash flow in the first nine months was down $5.3 million.
         - We owned our business in France from January 1, 2004 through March 11, 2004. Cash flow from these French operations for the partial period of our ownership in 2004 was $18.3 million compared to $26.1 million in the first nine months of 2003. Maintenance capital improvements related to our French business were $2.8 million in the partial period of 2004 compared to $19.7 million in 2003.
         - Free cash flow excluding our French businesses was $151.3 million compared to $165.7 million. This decline of $14.4 million is mainly due to net deposits to preneed funeral and cemetery trusts for new sales in Florida of $11.9 million in 2004 compared to no trust deposits in 2003. Also, maintenance capital spending increased $1.9 million in 2004. Reductions in interest and tax payments helped to offset other working capital declines primarily associated with a decrease in accounts receivable collections.
         - Based on our year-to-date performance, we believe we are on pace to achieve targeted 2004 free cash flow of $200 to $245 million.

    Pro forma Net Income and Diluted Earnings Per Share
    Earnings before special items is a non-GAAP financial measure. We believe this non-GAAP measure provides a consistent basis for comparison between quarters and better reflects the performance of our core operations, as it is not influenced by certain non-recurring expenses. We also believe this measure helps facilitate comparisons to competitors' operating results.

    Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. We do not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.


                                       Three Months Ended
                       -------------------------------------------------------
                           September 30, 2004    September 30, 2003 (Restated)
                       ------------------------- -----------------------------
      (In Millions)     Operating  Net   Diluted   Operating   Net   Diluted
                         Income   Income   EPS       Income   Income   EPS
                       ------------------------- -----------------------------
    As Reported           $39.7   $12.6   $.04        $14.7   $(4.7)  $(.02)

      Settlement of
       significant legal
       matters              8.3     5.2    .02         32.0    19.8     .07
      Gains and impairment
       losses on
       dispositions         3.3     1.8    .00          1.5     0.9     .00
      Other income/expense
        Net gain on
         corporate
         investments        ---     ---    ---          ---    (2.6)   (.01)
        Foreign currency
         transaction loss   ---     ---    ---          ---     ---     ---
      Discontinued
       operations           ---    (0.3)  (.00)         ---    (0.7)   (.00)
                       ------------------------- -----------------------------
    Pro forma             $51.3   $19.3   $.06        $48.2   $12.7    $.04

    Diluted weighted
     average shares                    340,215                      300,507
    Interest add back                     $---                         $---


                                       Nine Months Ended
                       -------------------------------------------------------
                           September 30, 2004    September 30, 2003 (Restated)
                       ------------------------- -----------------------------
      (In Millions)     Operating  Net   Diluted   Operating   Net   Diluted
                         Income   Income   EPS       Income   Income   EPS
                       ------------------------- -----------------------------
    As Reported          $194.4   $87.5   $.27       $171.8   $54.7    $.18

      Settlement of
       significant legal
       matters             48.3    30.6    .09         47.0    29.1     .09
      Gains and impairment
       losses on
       dispositions       (33.1)  (58.5)  (.18)        (5.4)   (3.4)   (.01)
      Other operating
       income/expense      (6.9)   (4.7)  (.01)         1.7     1.1     .00
      Loss/gain on early
       extinguishment of
       debt                 ---    10.5    .03          ---    (1.2)   (.00)
      Other income/expense
        Interest
         income-United
         Kingdom note
         receivable         ---    (2.7)  (.01)         ---     ---     ---
        Net gain on
         corporate
         investments        ---     ---    ---          ---    (2.6)   (.01)
        Foreign currency
         transaction loss   ---     2.3    .01          ---     ---     ---
      Discontinued
       operations           ---   (35.4)  (.10)         ---    (2.0)   (.00)
      Cumulative effect
       of accounting
       changes              ---    48.1    .14          ---     ---     ---
                       ------------------------- -----------------------------
    Pro forma            $202.7   $77.7   $.24       $215.1   $75.7    $.25

    Diluted weighted
     average shares                    348,894                      299,842
    Interest add back                     $6.4                         $---


    Conference Call and Webcast
    We will host a conference call on Monday, November 8, 2004, at 9:00 a.m. Central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (719) 457-2683.
The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com . A replay of the conference call will be available through November 22, 2004 and can be accessed at (719) 457-0820 with the confirmation code of 831966.
Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/ConfCalls.html . This earnings release will also be available on our website on the Investor Relations page under the subheading "News" at http://www.sci-corp.com/InvestorsMenu.html .

    Cautionary Statement on Forward-Looking Statements
    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

     -- Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.
     -- The outcomes of pending lawsuits and proceedings against us involving alleged violations of securities laws and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
     -- Our ability to consummate the previously disclosed proposed settlement of our Consolidated Lawsuit (as defined within our Form 10-Q) involving allegations of violations of federal securities laws, which is subject to court approval.
     -- Our ability to consummate the settlement of lawsuits in Florida as described in the agreement in principle with respect thereto, and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
     -- Amounts payable by us with respect to our outstanding legal matters exceeding our established reserves.
     -- We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will be reversed through the tax provision at the time of resolution.
     -- Our ability to successfully implement our strategic plan related to producing operating improvements, strong cash flows and further deleveraging.
     -- Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.
     -- Changes to net income as a result of our ongoing reconciliation processes regarding our trust assets and preneed backlogs.
     -- Changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.
     -- Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.
     -- Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
     -- Our ability to successfully complete our ongoing process improvement and system implementation projects, including our replacement of our North America point-of-sale information technology systems.
     -- Our ability to successfully access surety and insurance markets at a reasonable cost.
     -- Our ability to successfully exploit our substantial purchasing power with certain of our vendors.
     -- The outcome of a pending Internal Revenue Service audit and future tax deductions resulting from potential asset sales.
     -- The effectiveness of our internal controls over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain a favorable attestation report of our auditors regarding our assessment of our internal controls.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2003 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International, headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,218 funeral service locations and 402 cemeteries in North America as of September 30, 2004. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

     For additional information contact:

     Investors:  Debbie Young - Director of Investor Relations
                 (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                 (713) 525-5497


                      SERVICE CORPORATION INTERNATIONAL
               CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   (In thousands, except per share amounts)

                             Three months ended       Nine months ended
                                September 30,           September 30,
                             -------------------   ------------------------
                               2004       2003        2004          2003
                             --------   --------   ----------    ----------

    Revenues                 $403,352   $566,461   $1,421,526    $1,729,337
    Costs and expenses        335,083    497,515    1,166,776     1,450,801
                             --------   --------   ----------    ----------
    Gross profit               68,269     68,946      254,750       278,536
                             --------   --------   ----------    ----------
    General and
     administrative expenses  (25,298)   (52,775)    (100,347)     (110,454)
    Gains and impairment
     (losses) on dispositions,
     net                       (3,281)    (1,452)      33,018         5,413
    Other operating income
     (expense)                    ---        ---        6,932        (1,724)
                             --------   --------   ----------    ----------
    Operating income           39,690     14,719      194,353       171,771
    Interest expense          (27,888)   (34,835)     (94,668)     (107,968)
    Gain (loss) on early
     extinguishment of debt       ---        176      (16,770)        2,079
    Other income, net           4,569     11,218       12,758        16,590
                             --------   --------   ----------    ----------
                              (23,319)   (23,441)     (98,680)      (89,299)
                             --------   --------   ----------    ----------
    Income (loss) from
     continuing operations
     before income taxes and
     cumulative effects of
     accounting changes        16,371     (8,722)      95,673        82,472
    Provision (benefit) for
     income taxes               4,079     (3,331)      (4,468)       29,815
                             --------   --------   ----------    ----------
    Income (loss) from
     continuing operations
     before cumulative effects
     of accounting changes    $12,292    $(5,391)    $100,141       $52,657
    Income from discontinued
     operations (net of income
     tax expense (benefit)
     of $141, $112, ($48,815)
     and $336, respectively)      284        659       35,375         2,005
    Cumulative effects of
     accounting changes (net
     of income tax benefit
     of $21,274)                  ---        ---      (48,061)          ---
                             --------   --------   ----------    ----------
        Net income (loss)     $12,576    $(4,732)     $87,455       $54,662
                             ========   ========   ==========    ==========
    Basic earnings (loss)
     per share:
      Income (loss) from
       continuing operations
       before cumulative
       effects of accounting
       changes                   $.04      $(.02)        $.32          $.18
      Income from discontinued
       operations, net of tax     ---        ---          .11           ---
      Cumulative effects of
       accounting changes, net
       of tax                     ---        ---         (.15)          ---
                             --------   --------   ----------    ----------
        Net income (loss)        $.04      $(.02)        $.28          $.18
                             ========   ========   ==========    ==========
    Diluted earnings (loss)
     per share:
      Income (loss) from
       continuing operations
       before cumulative effects
       of accounting changes     $.04      $(.02)        $.31          $.18
      Income from discontinued
       operations, net of tax     ---        ---          .10           ---
      Cumulative effects of
       accounting changes,
       net of tax                 ---        ---         (.14)          ---
                             --------   --------   ----------    ----------
        Net income (loss)        $.04      $(.02)        $.27          $.18
                             ========   ========   ==========    ==========
    Basic weighted average
     number of shares         336,590    300,507      315,656       299,221
                             ========   ========   ==========    ==========
    Diluted weighted average
     number of shares         340,215    300,507      348,894       299,842
                             ========   ========   ==========    ==========


                      SERVICE CORPORATION INTERNATIONAL
                    CONSOLIDATED BALANCE SHEET (UNAUDITED)
                     (In thousands, except share amounts)

                                            September 30,     December 31,
                                                 2004             2003
    ----------------------------------------------------------------------
    Assets
    Current assets:
      Cash and cash equivalents                $318,045         $239,431
      Receivables, net                          118,414          229,839
      Inventories                                86,951          136,807
      Current assets of discontinued
       operations                                 5,808            6,101
      Other                                     171,957           61,146
                                             ----------       ----------
          Total current assets                  701,175          673,324
                                             ----------       ----------
    Preneed funeral receivables and trust
     investments                              1,192,619        1,229,765
    Preneed cemetery receivables and trust
     investments                              1,370,412        1,083,035
    Cemetery property, at cost                1,534,642        1,524,847
    Property, plant and equipment,
     at cost, net                               969,849        1,277,583
    Non-current assets of discontinued
     operations                                   4,340            3,217
    Deferred charges and other assets           668,151          738,011
    Goodwill                                  1,167,092        1,195,422
    Cemetery perpetual care trust
     investments                                699,888              ---
                                             ----------       ----------
                                             $8,308,168       $7,725,204
                                             ==========       ==========
    Liabilities & Stockholders' Equity
    Current liabilities:
      Accounts payable and accrued
       liabilities                             $369,608         $449,497
      Current maturities of long-term debt       59,025          182,682
      Current liabilities of discontinued
       operations                                 9,187            7,600
      Income taxes                                7,466           29,576
                                             ----------       ----------
          Total current liabilities             445,286          669,355
                                             ----------       ----------
    Long-term debt                            1,235,691        1,519,189
    Deferred preneed funeral revenues           480,514        1,612,347
    Deferred preneed cemetery revenues          874,298        1,575,352
    Deferred income taxes                       311,583          418,375
    Non-current liabilities of discontinued
     operations                                  69,647           53,930
    Other liabilities                           361,360          349,698
    Non-controlling interest in funeral and
     cemetery trusts                          1,977,856              ---
    Non-controlling interest in perpetual
     care trusts                                675,140              ---
    Stockholders' equity:
      Common stock, $1 per share par value,
       500,000,000 shares authorized,
       332,658,017 and 302,039,871, issued
       and outstanding (net of 7,970,268 and
       2,469,445 treasury shares, at par)       332,658          302,040
      Capital in excess of par value          2,451,512        2,274,664
      Unearned compensation                      (2,264)             ---
            Accumulated deficit                (850,608)        (938,063)
      Accumulated other comprehensive loss      (54,505)        (111,683)
                                             ----------       ----------
        Total stockholders' equity            1,876,793        1,526,958
                                             ----------       ----------
                                             $8,308,168       $7,725,204
                                            ===========       ==========


                      SERVICE CORPORATION INTERNATIONAL
               CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                (In thousands)

                                                  Nine months ended
                                                     September 30,
                                               -------------------------
                                                 2004             2003
                                               --------         --------
    Cash flows from operating activities:
      Net income                                $87,455          $54,662
      Adjustments to reconcile net income
       to net cash provided by operating
       activities:
        Net income from discontinued
         operations                             (35,375)          (2,005)
        Loss (gains) on early
         extinguishments of debt                 16,770           (2,079)
        Cumulative effects of accounting
         changes, net of tax                     48,061              ---
        Depreciation and amortization           103,607          122,120
        (Benefit) provision for deferred
         income taxes                            (6,507)           7,635
        (Gains) and impairment losses on
         dispositions, net                      (33,018)          (5,413)
        Other operating (income) expense         (6,932)           1,724
      Change in assets and liabilities,
       net of effects from acquisitions
       and dispositions:
        Decrease in receivables                  20,213           52,291
        Decrease in other assets                    964           32,617
        Increase in payables and other
         liabilities                             19,757           33,080
        Net effect of preneed funeral
         production and maturities              (30,461)           1,289
        Net effect of cemetery production
         and deliveries                          (4,159)          (1,876)
        Other                                       348           10,468
                                               --------         --------
    Net cash provided by operating activities
     from continuing operations                 180,723          304,513
    Net cash provided by (used in) operating
     activities from discontinued operations      2,503             (925)
                                               --------         --------
    Net cash provided by operating activities   183,226          303,588
    Cash flows from investing activities:
      Capital expenditures                      (67,495)         (79,864)
      Proceeds from divestitures and sales
       of property and equipment                 30,326           52,186
      Proceeds and distributions from joint
       ventures and equity investments, net
       of cash retained                         330,789           30,802
      Acquisitions, net of cash acquired         (1,818)             ---
      Payment of purchase obligations to
       former owners of acquired business       (51,749)             ---
      Net deposits of restricted funds and
       other                                   (119,085)         (56,230)
                                               --------         --------
    Net cash provided by (used in)
     investing activities from continuing
     operations                                 120,968          (53,106)
    Net cash used in investing activities
     from discontinued operations                  (132)            (373)
                                               --------         --------
    Net cash provided by (used in) investing
     activities                                 120,836          (53,479)
    Cash flows from financing activities:
      Proceeds from issuance of long-term
       debt                                     241,237              ---
      Payments of debt                         (124,752)         (86,604)
      Early extinguishments of debt            (313,778)        (194,019)
      Proceeds from exercise of stock options     6,040              ---
      Purchase of Company common stock          (34,812)             ---
      Bank overdrafts and other                     ---          (10,349)
                                               --------         --------
    Net cash used in financing activities      (226,065)        (290,972)
    Effect of foreign currency                      617            4,158
                                               --------         --------
    Net increase (decrease) in cash and
     cash equivalents                            78,614          (36,705)
    Cash and cash equivalents at
     beginning of period                        239,431          200,625
                                               --------         --------
    Cash and cash equivalents at
     end of period                             $318,045         $163,920
                                               ========         ========

SOURCE  Service Corporation International
    -0-                             11/08/2004
    /CONTACT: investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director - Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com
                http://www.sci-corp.com/ConfCalls.html
                http://www.sci-corp.com/InvestorsMenu.html /
    (SCI)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  ERN CCA MAV